                                                                      Exhibit 11

                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                MGI PHARMA, INC.

                                  (unaudited)

The following information is required in computations of primary and fully diluted loss per common share for each period:

                              Three Months Ended           Six Months Ended
                                   June 30,                    June 30,
                          --------------------------  --------------------------
                              1997          1996          1997          1996
                          ------------  ------------  ------------  ------------

Loss:
  Net loss                $  (822,780)  $(1,254,865)  $(1,358,583)  $(2,058,372)

Common shares:
  Adjusted weighted
    shares
      outstanding (a)      14,099,459    12,796,218    14,094,447    12,790,237

Loss per common share:
  Net loss                $     (0.06)  $     (0.10)  $     (0.10)  $     (0.16)

(a) Net loss per common share shown on the face of the statements of operations is the equivalent of a simple capital structure presentation since it excludes common stock equivalents as their effect is antidilutive. There are no pro forma fully diluted share outstanding adjustments, so primary and fully diluted share amounts are identical.